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                                                                   EXHIBIT 10.30


                       UNIVERSITY TECHNOLOGY CORPORATION

                    INTELLECTUAL PROPERTY LICENSE AGREEMENT

         This Agreement is made and entered into this ninth day of December 1996, by and between the UNIVERSITY TECHNOLOGY CORPORATION a not-for-profit Colorado corporation having its principal place of business at 3101 Iris Ave., Suite 250, Boulder, Colorado 80301 U.S.A. (hereinafter referred to as UTC), and

                               GERON CORPORATION

a corporation duly organized under the laws of Delaware and having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 (hereinafter referred to as LICENSEE)

                                    RECITALS

         WHEREAS, UTC is the owner of certain University of Colorado intellectual property developed at the University of Colorado by its employee and one or more employees of the Howard Hughes Medical Institute (hereinafter referred to as THE INSTITUTE), embodied in Inventions, Patent Rights, Patents, Patent Applications, Copyrights or proprietary Know-How (as later defined herein and referred to collectively as "Intellectual Property Rights") related to:

         CASE NO:         7017

         TITLE:           TELOMERASE PROTEIN SEQUENCES AND NEW MOTIFS

         INVENTORS:       DRS. J. LINGNER AND T. CECH

and has the right to grant licenses for aforementioned intellectual property, subject only to a royalty-free, non-exclusive license granted to the United States Government and/or to THE INSTITUTE, when applicable; and,

         WHEREAS, UTC desires to have the Intellectual Property Rights utilized in the public interest and is willing to grant a license thereunder; and,

         WHEREAS, LICENSEE has represented to UTC in order to induce UTC to enter into this Agreement, that LICENSEE shall commit itself to a thorough, vigorous and diligent





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program of exploiting the Know-How and/or Intellectual Property Rights commercially so that public utilization and royalty income to UTC shall result therefrom; and,

         WHEREAS, LICENSEE and UTC agree that the best way to utilize the existing Intellectual Property is to cooperate in identifying protein sequences and new motifs specific to human telomerase through collaborative efforts at both Geron and the University of Colorado, Drs. Lingner and Cech, and various Geron scientists have entered into a collaborative effort upon the signing of the Option Agreement dated November 8, 1996 and entered into by UTC and LICENSEE and

         WHEREAS, LICENSEE desires to obtain a license under the Intellectual Properly Rights upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein the parties agree as follows:

                            ARTICLE I - DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 "LICENSEE" shall include a related company of LICENSEE, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by LICENSEE; an organization which directly or indirectly controls at least fifty percent (50%) of the voting stock of LICENSEE; and, an organization, at least fifty percent (50%) of which is directly or indirectly common to the ownership of LICENSEE.

         1.2 "Intellectual Property Rights" shall mean rights to commercialize all of the following UTC intellectual property based on inventions and/or discoveries and/or Know-How related thereto arising from THE INSTITUTE or the University of Colorado, including:

                 (a) the United States and foreign patents and/or patent applications and/or inventions listed in Appendix A;

                 (b) the United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications;

                 (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which claim priority to (a) and/or
(b) above, and which are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendix A;

                 (d) claims of all foreign patent applications, and of the resulting patents, which claim priority to (a) and/or (b) above, and which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b), or (c) above; and





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                 (e)      any patent, U.S. or foreign, filed on the human
telomerase protein(s) and corresponding genes and related nucleic acids arising from the collaborative efforts between Geron scientists and Drs. Lingner and Cech after the signing of the Option Agreement; and

                 (f)      any reissues of patents described in (a), (b), (c),
(d), or (e) above.

         1.3 A "Licensed Product" shall mean any product or part thereof which:

                 (a) is based on the Intellectual Property and/or which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property Rights in the country in which any Licensed Product is made, used or sold; or

                 (b) is manufactured using a Licensed Process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold; or

                 (c) is created using the Intellectual Property Rights licensed hereunder, and/or Know-How related to or described in Intellectual Property Rights provided hereunder, and used prior to the Know-How entering the public domain; and

                 (d) is sold, manufactured or used in any country under this Agreement.

         1.4     A "Licensed Process" shall mean:

                 (a) any process which is based on the Intellectual Property and/or which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property Rights; or

                 (b) is created using the Intellectual Property Rights licensed hereunder and/or Know-How related to or described in Intellectual Property Rights provided hereunder, and used prior to the Know-How entering the public domain; and

                 (c) is sold, manufactured or used in any country under this Agreement.

         1.5 "Net Sales" of LICENSEE and/or its sublicensee shall mean such party's receipts for Licensed Products and Licensed Processes produced hereunder less the sum of the following:

                 (a)      discounts allowed in amount customary in the trade,

                 (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

                 (c)      outbound transportation prepaid or allowed; and

                 (d)      amounts allowed or credited on returns.





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No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed out or invoiced. In the event that the sale is made to an Affiliate, the Net Sale will not be less than an equivalent sale to a non-affiliate.

                 1.6 "Know-How" shall mean any and all technical data, information, or knowledge which relate to the Licensed Product, the Licensed Process or the manufacture, marketing, registration, purity, quality, potency, safety, and efficacy of the Licensed Product or Licensed Process and which is not in the public domain.

                 1.7      "Territory" shall mean worldwide.

                 1.8 "Field of Use" shall mean any and all uses or applications of the Intellectual Property Rights and the inventions and patents derived therefrom.

                 1.9      "Royalty Year" shall mean each consecutive twelve
(12) month period commencing with the Effective Date.

                               ARTICLE II - GRANT

         2.1 UTC hereby grants to LICENSEE the exclusive right and license to the Intellectual Properly Rights to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes in the Territory for the Field of Use to the end of the term for which the Intellectual Property Patent Rights are granted unless sooner terminated according to the terms hereof, and Know-How for a term of twenty (20) years or until such time that the LICENSEE can establish that all of the Know-How is available in the public domain.

         2.2 LICENSEE agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

         2.3 In the case of an exclusive license, UTC hereby agrees that it will not grant any other license to make, have made, use, lease and sell the Intellectual Property Rights and/or the Licensed Products, or to utilize Licensed Processes, in the Territory for the Field of Use during the period of time commencing with the Effective Date of this Agreement and terminating with the expiration of this Agreement.

         2.4 UTC reserves the right to allow the Inventors, the University of Colorado and the Howard Hughes Medical Institute, and all of their employees, to practice the Know-How and/or Intellectual Property Rights for their own noncommercial, research and educational purposes.

         2.5 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder with UTC permission, such consent not to be unreasonably withheld. LICENSEE shall provide written notification to UTC of license




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negotiations with potential sublicensees in which the Intellectual Property
Rights licensed hereunder constitute a material portion of the consideration to be provided by Geron in the agreements under negotiation.

         2.6 LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party and which grants a sublicense to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which LICENSEE's exclusive rights, privileges and license hereunder shall terminate, as defined in section 2.1 above.

         2.7 LICENSEE agrees that any sublicenses to the rights, privileges and license granted hereunder by it shall provide that the obligations to UTC or this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of this Agreement to such sublicense agreements, and to guarantee the performance of that sublicensee under any such agreement.

         2.8 LICENSEE agrees to forward to UTC a copy of any and all sublicense agreements granting a sublicense to the rights, privileges and license granted hereunder within thirty (30) days of the execution of such sublicense agreements and further agrees to forward to UTC annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under such sublicenses as shall be pertinent to a royalty accounting under such sublicense agreements, and to guarantee the performance of that sublicensee under any such agreement.

         2.9 LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of UTC.

         2.10 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by assumption, implication, estoppel or otherwise as to any technology not specifically set forth herein.

                          ARTICLE III - DUE DILIGENCE

         3.1 LICENSEE shall use commercially reasonable efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Know-How and/or Intellectual Property Rights to attain successful commercialization of Licensed Products and/or Licensed Processes. Both parties also agree that due diligence will be met by exerting reasonable effort to identify and clone the genes encoding protein components(s) of human telomerase.

         3.2 In addition, LICENSEE, shall adhere to the following milestones:

                 (a) LICENSEE shall deliver to UTC, within [*] of successfully cloning the genes encoding the protein component or components of the human telomerase, as demonstrated by reconstitution of telomerase activity using only recombinant proteins or if such reconstitution proves impractical, then by demonstrating sufficient homology to the Euplodes




* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.


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and yeast protein genes to provide reasonable certainty that the human telomerase protein(s) has been cloned, a basic business plan and forecast showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the Licensed Products and Licensed Processes and shall provide similar reports to UTC on an annual basis on or before the ninetieth (90th) day following the close of LICENSEE's fiscal year.

                 (b) LICENSEE shall permit an in-plant inspection by UTC on or before July 1, 1997, and thereafter permit in-plant inspections by UTC at regular intervals with at least twelve (12) months between each such inspection.

                 (c) LICENSEE shall have Net Sales of licensed products or processes or services based in whole or in part on the Intellectual Property according to the following schedule, beginning [*] after successfully cloning the genes encoding the protein component or components of human telomerase:

                 Year 1       [*];

                 Year 2       [*];

                 Year 3       [*]; and

                 Year 4       [*]

         3.3     LICENSEE's failure to perform in accordance with Paragraphs
3.1 and 3.2 above shall be grounds for UTC to terminate this Agreement pursuant to Paragraph 12.3 hereof, unless LICENSEE makes a minimum annual royalty payment equal to the royalty to be paid if such Net Sales had been made, or both parties renegotiate the Due Diligence plan and mutually agree to revisions thereto.

            ARTICLE IV - MONETARY CONSIDERATION, INCLUDING ROYALTIES

         4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to UTC in the mariner hereinafter provided to the end of the term of the Know-How and/or Intellectual Property Rights or until this Agreement shall be terminated as hereinafter provided:

                 (a) LICENSE ISSUE FEE of Two Hundred Fifty Thousand Dollars ($250,000) which shall be deemed earned and due immediately upon the execution of this Agreement (and for which the $25,000 option fee paid pursuant to the Option Agreement dated November 8, 1996 entered into by UTC and LICENSEE shall be credited) plus:

                          (i)     a grant of 1,000 shares of Geron common stock,
and (ii) a grant of 5,000 nonqualified stock options for Geron common stock.
The shares of common stock will not be registered and are subject to the provisions of Rule 144. The exercise price of the options will be the closing price of Geron common stock on December 11, 1996, the day the Geron Board of Directors approves the grants of shares and options. The options will vest immediately and be



* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.


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exercisable for a ten year period.  The shares obtained through exercise of options are subject to a lock-up period of 90 days from the signing of this Agreement,

                 (b) LICENSE MAINTENANCE FEES of Twenty Five Thousand Dollars ($25,000) per year payable on January 1, 1998 and on January 1 of each year thereafter for the Term of the Agreement.

                 (c) RUNNING ROYALTY in an amount equal to [*] of therapeutics and [*] of other products based on the Net Sales of the Licensed Products or Licensed Processes used, leased or sold by or for LICENSEE or sublicensee. In the event that other patents from third parties are required for commercialization of the Intellectual Property, the royalty rate may be reduced by [*] of Net Sales per each additional patent required, but in no case will the expected royalty rate be reduced by more than [*].

                 (d) In addition to the foregoing, LICENSEE agrees that it will remit to UTC [*] of any Option Fee, License Fee, or any other front-end payment which it may receive from any sublicensee granted by it under the Intellectual Property Rights licensed hereunder. If other, non-UTO, technologies are involved, the share going to UTC will be pro-rated by an amount to be determined by good faith negotiations.

                 (e) Milestone payments will be based on the use of this Intellectual Property to clone the human telomerase protein component or components such that UTC earns:

                          (i)     a payment of $100,000 if a publication
authored by scientists from Geron and/or the University of Colorado is the first to be published on the complete cloning of the nucleic acid encoding a human telomerase protein or proteins, such payment to be made within thirty
(30) days of such publication, and

                          (ii)    a payment of $200,000 plus (i) a grant of
1,000 shares of Geron common stock, and (ii) a grant of 5,000 nonqualified stock options for Geron common stock [The shares of common stock will not be registered and are subject to the provisions of Rule 144. The exercise price of the options will be the closing price of Geron common stock on the date that the $200,000 is payable. The shares obtained through exercise of options are subject to a lock-up period of 90 days from the date of this grant, and can be exercised for a ten year period.] when Geron and/or UTC is issued a patent (or patents) that claim recombinant methods and vectors encoding the human telomerase protein component or components, which patent (or patents) is not subject to an interference proceeding and is not dominated by a patent owned by a third party with claims directed specifically to human telomerase proteins or nucleic acids encoding the same.

         4.2 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one Intellectual Property Rights patent application or Intellectual Property Rights patent licensed under this Agreement.

         4.3 Royalty payments shall be paid in United States dollars in Boulder, Colorado or at such other place as UTC may reasonably designate consistent with the laws and regulations


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.


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controlling in any foreign country.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                        ARTICLE V - REPORTS AND RECORDS

         5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UTC hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three
(3) years following the end of the calendar year to which they pertain, to the inspection of UTC or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

         5.2 LICENSEE, after first sales of Licensed Product, Process or Intellectual Property, and within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to UTC true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under the Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

                 (a)      number of Licensed Products sold;

                 (b)      total billings for Licensed Products sold;

                 (c)      accounting for all Licensed Processes used or sold;

                 (d)      deductions applicable as provided in Paragraph 1.5;

                 (e)      total royalty due; and

                 (d)      names and addresses of all sublicensees of LICENSEE.

         5.3 With each such report submitted, LICENSEE shall pay to UTC the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

         5.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide UTC with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

         5.5 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of [*]. The payment of such interest shall not foreclose UTC from exercising any other rights it may have as a consequence of the lateness of any payment.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.




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                        ARTICLE VI - PATENT PROSECUTION

         6.1 [*] shall apply for, seek issuance of and maintain during the term of this Agreement the Intellectual Property Rights in the United States and in foreign countries. The prosecution, filing and maintenance of all Intellectual Property Rights patents and applications shall be the primary responsibility of that party. Provided, however, the other party shall have reasonable opportunities to advise [*] and shall cooperate with [*] in such prosecution, filing and maintenance.

         6.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Intellectual Property Rights shall be the responsibility of [*], after the date of this Agreement

                           ARTICLE VII - INFRINGEMENT

         7.1 LICENSEE shall inform UTC promptly in writing of any alleged infringement of the Intellectual Property Rights by a third party and of any available evidence thereof.

         7.2 During the term of this Agreement, UTC shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Intellectual Property Rights. If UTC prosecutes any such infringement, UTC agrees that LICENSEE may join UTC as a party plaintiff in any such suit, without expense to UTC. The total cost of any such infringement action commenced or defended solely by UTC shall be borne by UTC and UTC shall keep any recovery or damages for past infringement derived therefrom. Once an IND has been filed and/or sales commence, Geron shall have the right, but not the obligation, to control litigation and recover costs and damages, though royalties will be paid to UTC on lost sales due to such infringements after first recovering the necessary and reasonable expenses associated with the litigation. If LICENSEE prosecutes any such infringement, LICENSEE agrees that UTC may join LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE.

         7.3 If UTC has the right to assume litigation responsibility, and within six (6) months after having been notified of any alleged infringement or such shorter time prescribed by law, if UTC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if UTC shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Intellectual Property Rights, and LICENSEE may, for such purposes, use the name of UTC as party plaintiff; provided, however, that such right to bring an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UTC, which consent shall not unreasonably be withheld. LICENSEE shall indemnify UTC against any expenses, including attorney's fees, incurred by UTC in such proceedings commenced by LICENSEE.



* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.



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         7.4     In the event that LICENSEE and UTC jointly shall undertake the enforcement and/or defense of the Intellectual Property Rights by litigation, then all costs and judgments shall be shared in a formula to be developed through mutual consent.

         7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Intellectual Property Rights shall be brought against LICENSEE, UTC has the opportunity, with LICENSEE consent, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

         7.6 In any infringement suit as either party may institute to enforce the Intellectual Property Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                        ARTICLE VIII - PRODUCT LIABILITY

         8.1 LICENSEE, once a product is defined and clearly identified, for the remainder of this Agreement, shall indemnify, defend and hold UTC, the University of Colorado, THE INSTITUTE, and their respective trustees, board members, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products and/or Licensed Processes or arising from any obligation of LICENSEE hereunder.

         8.2 LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE, UTC, the University of Colorado, and THE INSTITUTE in regard to events covered by Paragraph 8.1 above.

         8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UTC MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF INTELLECTUAL PROPERTY RIGHTS CLAIMS, ISSUED OR PENDING.

                          ARTICLE IX - EXPORT CONTROLS

         It is understood that UTC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances





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



by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UTC neither represents that a license shall not be required nor that, if required, it shall be issued.

                          ARTICLE X - NON-USE OF NAMES

         LICENSEE shall not use the names of UTC, THE INSTITUTE, and/or the University of Colorado nor any of their employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from UTC in each case, except that LICENSEE may state that it is licensed by UTC under one or more of the patents and/or applications comprising the Intellectual Property Rights, and the same right is held by UTC in regard to the LICENSEE action in obtaining this license.

                            ARTICLE XI - ASSIGNMENT

         This Agreement is not assignable and any attempt to do so shall be void; provided, however, that either party may assign this Agreement to any party acquiring all or substantially all of the assets and business of such party.

                           ARTICLE XII - TERMINATION

         12.1 If LICENSEE shall cease to carry on its business or initiate or conduct actions in order to declare a state of bankruptcy, this Agreement shall terminate upon notice by UTC.

         12.2 Should LICENSEE fail to pay UTC royalties due and payable hereunder, UTC shall have the right to terminate this Agreement on thirty (30) days' notice, unless LICENSEE shall pay UTC within the thirty (30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

         12.3 Upon any material breach or default of this Agreement by either party other than those occurrences set out in Paragraphs 12.1 and 12.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 12.3, the non-breaching party shall have the right to terminate this Agreement and the rights, obligations, privileges and license granted hereunder by ninety (90) days' notice to the party in breach. Such termination shall become effective unless the party in breach shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

         12.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to UTC, and upon payment of amounts due UTC through the effective date of the termination.

         12.5 UTC may terminate this Agreement upon the occurrence of the third separate instance of LICENSEE's failure to pay royalties when due within any consecutive three (3) year period.


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         12.6.   Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to UTC the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

         12.7 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from UTC.

           ARTICLE XIII - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

         Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

         In the case UTC:                    UNIVERSITY TECHNOLOGY CORPORATION:

                                             3101 Iris Ave., Suite 250

                                             Boulder, CO 80301

                                             Attn:  Michael G. Gabridge, Ph.D.

                                             President and CEO

         In the case of LICENSEE:            GERON CORPORATION

                                             230 Constitution Drive

                                             Menlo Park, CA 94025

                                             Attn: Ronald Eastman

                                             President and CEO

                       ARTICLE XIV - PUBLICATIONS ARISING

                          FROM LICENSEE R & D SUPPORT

         14.1 LICENSEE recognizes that UTC's relationship with the University of Colorado requires that the results of University of Colorado's research must be publishable and agrees that University of Colorado personnel engaged in research pertinent to Know-How and/or Intellectual Property Rights shall be permitted to present at symposia, professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of research, provided, however, that LICENSEE shall have been furnished copies of any proposed publication or presentation at least
[*] in advance of the submission of such



* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

proposed publication or presentation to a journal, editor or other third party when LICENSEE has provided the research funding which lead to the results presented in manuscript form.

         14.2 LICENSEE shall have [*], after receipt of said copies, to object to such proposed presentation or proposed publication either because there is patentable subject matter which needs protection and/or there is confidential information of LICENSEE contained in the proposed publication or presentation. In the event that LICENSEE makes such objection, the University of Colorado personnel shall refrain from making such publication or presentation for a maximum of [*] in order for the LICENSEE to file patent applications with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the Patentable subject matter contained in the proposed publication or presentation.

         14.3 The parties agree that scientific publications describing the results of their collaborative efforts to clone genes encoding human telomerase proteins shall be authored and published by mutual agreement and that, until such publication, information exchanged between the parties in this regard shall be treated as confidential information and shall not be further disseminated by the receiving party for a three year period without the written consent of the party from whom the information was received.

                           ARTICLE XV - MISCELLANEOUS

         15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Colorado, USA, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

         15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto

         15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof

         15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

         15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.


* Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

         15.6 The University Technology Corporation, the Inventors, the University of Colorado, and the Howard Hughes Medical Institute, and their trustees, officers, employees, and agents, will be indemnified and held harmless by the LICENSEE or sublicensee from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation (including, without limitation, reasonable attorney's fees and disbursements), based upon, arising out of, or otherwise relating to any actions taken or omissions made by LICENSEE in connection with or pursuant to this license.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

                                        UNIVERSITY TECHNOLOGY CORPORATION



                                        By:  _________________________________
                                             Michael G. Gabridge, Ph.D.
                                             President and CEO



                                        Date:  _______________________________




                                        GERON CORPORATION


                                        By:  _________________________________
                                             Ronald W. Eastman
                                             President and CEO



                                        Date:  _______________________________

                                   APPENDIX A

  UNIVERSITY Case No.        7017:  Telomerase Protein Sequences and New Motifs

                             USSN:  Not yet available

                               By:  Lingner and Cech

                       Date filed:  October 1, 1996 by Medlen & Carroll,
                                    San Francisco, CA

             Foreign Applications:  None as yet.